EXHIBIT 15(a)





          TUC Holding Company:

          We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Texas Utilities Company and subsidiaries (to be known as Texas Energy Industries, Inc. ["the Company"]), for the periods ended March 31, 1997 and 1996, as indicated in our report dated May 8, 1997, because we did not perform an audit, we expressed no opinion on that information.

          We are aware that our report referred to above, which was included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, is being incorporated by reference in this Registration Statement.

          We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



          /s/ Deloitte & Touche LLP


          Dallas, Texas
          August 4, 1997